Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Media Contact: Kathy Stahlman, @Road Public Relations (510) 870-1144 kstahlman@road-inc.com

@Road® Awarded Patent For Determining and Distributing
Routing and Traffic Information

Tenth patent a method for automatically processing and delivering current and predictive traffic information to mobile workers

FREMONT, CA – October 1, 2003 – @Road (NASDAQ: ARDI), a leading provider of mobile resource management services, today announced that the U.S. Patent and Trademark Office has issued patent number 6,594,576 titled “Using Location Data to Determine Traffic Information.” This is the tenth patent awarded to @Road and the fourth issued to the Company in 2003. @Road has 36 additional patents pending in jurisdictions throughout the world.

For companies with mobile workforces, efficient routing and dispatching is critical to the timely provisioning of products and services to customers. Knowledge of current and predicted traffic conditions is one of the keys to successful routing and dispatching operations. Today, general traffic information is typically gathered through means such as cameras disposed at primary points of a road or reporters in helicopters. In addition, mobile workers learn traffic patterns over time and many of their companies do not have a method to share effectively this information across the organization. As a result, traffic information is generally available only for certain roads, not frequently updated and not available equally to all mobile workers.

The invention upon which this latest patent is based provides for detailed traffic information to mobile workers and support personnel such as dispatchers. In addition to providing current traffic information, the patented technology can determine alternate routes as well as predicted travel times and estimated gas consumption for alternative routes. These data can be delivered to a mobile worker’s PDA, cellular telephone, an @Road Internet Data Terminal™ (iDT™) or to a user connected to the Internet.

According to the patent, a traffic data compilation computer periodically collects position, velocity, time and other information via wireless communications from a plurality of mobile users that are each equipped with devices that incorporate a Global Positioning System (GPS) receiver and a wireless transmitter. The compilation computer also stores posted speed limits for driving routes and can incorporate traffic information provided by conventional third party sources. Upon receipt of a request for traffic or routing information, the compilation computer determines the requestor’s location (if a mobile user), processes current traffic information, compares the data to posted speed limits and historical traffic data for the location or route, prepares predictive traffic results, and then delivers the information to the requestor.

For example, mobile workers seeking traffic and routing information from one job to the next job can request the data from their mobile devices. These devices need not be the same across the organization. The traffic data compilation computer assembles the relevant traffic data and transmits back to the proper device an image of the route with a superimposed traffic level indicator showing current traffic flow and speeds (much like a bar chart). The compilation computer can also suggest, at the mobile worker’s request, quicker alternative routes according to then-current traffic data.

“We are continuously seeking ways to provide our customers with technological advancements in mobile resource management,” said Krish Panu, president and CEO of @Road. “In addition, we believe that adding this latest invention to our growing patent portfolio strengthens our position as one of the leading MRM service providers.”

About @Road
 @Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 109,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the limited operating history of @Road, ability of @Road to develop, market and sell services incorporating the traffic data technology discussed herein, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 31, 2003, Report on Form 10-Q dated August 8, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo, Internet Data Terminal and iDT are trademarks of At Road, Inc.